Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 2, 2022

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2022 Third Quarter Results
•Sales of $512 million increased 6 percent year-over-year; 8 percent on an organic basis
•Earnings per diluted share (EPS) of $0.42 and adjusted EPS of $0.47
•Strong operating leverage drove significant improvement in operating margin
•Repurchased $15 million of common stock in the quarter; $50 million year-to-date
PITTSBURGH, (May 2, 2022) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2022 third quarter ended March 31, 2022, with earnings per diluted share (EPS) of $0.42, compared with $0.26 in the prior year quarter, and adjusted EPS of $0.47, compared with adjusted EPS of $0.32 in the prior year quarter.
“We posted strong results again this quarter marked by solid operating leverage that delivered approximately 300 basis points of adjusted operating margin improvement. These results demonstrate disciplined execution of our Commercial and Operational Excellence initiatives and timely pricing actions to cover inflation,” said Christopher Rossi, President and CEO.
Rossi continued, “We are experiencing broad-based demand in most of our end-markets, despite short-term challenges in China related to COVID-19 and ongoing headwinds in Transportation. Given the confidence we have in our strategy to deliver improved margins and shareholder value over the long term, we continue to move forward with our share repurchase program."

Fiscal 2022 Third Quarter Key Developments
Sales of $512 million increased 6 percent from $485 million in the prior year quarter, reflecting organic growth of 8 percent and a favorable business days effect of 2 percent, partially offset by an unfavorable currency exchange effect of 4 percent.
Operating income was $53 million, or 10.4 percent of sales, compared to $40 million, or 8.2 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing, approximately $3 million of incremental simplification/modernization benefits and favorable product mix, partially offset by higher raw material costs of approximately $13 million and higher manufacturing costs resulting from COVID-19 absenteeism and higher depreciation. Adjusted operating income was $58 million, or 11.4 percent margin, compared to $42 million, or 8.6 percent margin, in the prior year quarter.
Reported EPS in the current quarter includes restructuring and related charges of $0.03 per share and charges related to Russian and Ukrainian operations of $0.02 per share. Reported EPS in the prior year quarter includes restructuring and related charges of $0.02 per share, the effects of the early debt extinguishment of $0.08 per share and differences in annual projected tax rates of $0.08 per share, partially offset by a discrete tax benefit of $0.12 per share.

The reported effective tax rate (ETR) for the quarter was 28.3 percent and the adjusted ETR was 27.7 percent (both provisions on income), compared to reported ETR of 8.0 percent (benefit on income) and adjusted ETR of 20.6 percent (provision on income) in the prior year quarter. The year-over-year change in the reported ETR is due primarily to higher pretax income in the current year, discrete tax benefits recorded in the prior year quarter related to the early debt extinguishment, a provision to return adjustment and geographical mix. The year-over-year change in the adjusted ETR is due primarily to higher pretax income in the current year, a discrete tax benefit recorded in the prior year quarter related to a provision to return adjustment and geographical mix.
Year-to-date net cash flow provided by operating activities was $93 million compared to $139 million in the prior year period. The change in net cash flow provided by operating activities was driven primarily by higher net income that was more than offset by working capital adjustments primarily resulting from higher sales and raw material costs. Year-to-date free operating cash flow (FOCF) was $34 million compared to $46 million in the prior year period. The decrease in FOCF was driven primarily by working capital adjustments as a result of higher sales and raw material costs, partially offset by higher net income and lower net capital expenditures.
During the quarter, the Company repurchased $15 million of Kennametal common stock under its share repurchase program. Year-to-date the Company has repurchased $50 million of common stock under the $200 million three-year program.

Outlook
The Company’s expectations for the fourth quarter of fiscal 2022 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $510 million to $530 million
•Adjusted operating income expected to be at least $55 million
Annual Outlook:
•Strong operating leverage for the full year
•Prior year temporary cost controls of approximately $25 million (affected first half only)
•Free operating cash flow now expected to be approximately 75 percent of adjusted net income, due primarily to higher working capital from lower-than-expected sales because of COVID-19 shutdowns in China and the broader European effects from the conflict in Ukraine
•Capital spending now expected to be approximately $105 million
•Primary working capital now expected to remain around 31 percent of sales by year-end
•Adjusted ETR is expected to be 26 - 28 percent
The Company will provide more details regarding its Outlook during its quarterly earnings conference call.

Segment Results
Metal Cutting sales of $314 million increased 2 percent from $308 million in the prior year quarter, driven by organic growth of 5 percent and a favorable business days effect of 2 percent, partially offset by an unfavorable currency exchange effect of 5 percent. Operating income was $30 million, or 9.6 percent of sales, compared to $23 million, or 7.4 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth, favorable pricing, approximately $3 million of incremental simplification/modernization benefits and favorable product mix, partially offset by higher manufacturing costs resulting from COVID-19 absenteeism and higher depreciation, and higher raw material costs of approximately $2 million. Adjusted operating income was $35 million, or 11.1 percent margin, compared to $25 million, or 8.2 percent margin, in the prior year quarter.
Infrastructure sales of $198 million increased 12 percent from $177 million in the prior year quarter, driven by organic growth of 12 percent and a favorable business days effect of 1 percent, partially offset by an unfavorable currency exchange effect of 1 percent. Operating income was $24 million, or 11.9 percent of sales, compared to $18 million, or 10.4 percent of sales, in the prior year quarter. The increase in operating income was due primarily to organic sales growth and favorable pricing, partially offset by higher raw material costs of approximately $12 million. Adjusted operating income was $24 million, or 12.0 percent margin, compared to $18 million, or 10.1 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on May 24, 2022 to shareholders of record as of the close of business on May 10, 2022.
The Company will host a conference call to discuss its third quarter fiscal 2022 results on Tuesday, May 3, 2022 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cost controls, cash flow, capital expenditures, working capital and effective tax rate for fiscal year 2022 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of Russia's invasion of Ukraine and the imposition of sanctions; uncertainties related to the effects of the ongoing COVID-19 pandemic, including the emergence of more contagious or virulent strains of the virus, its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally, including as a result of travel restrictions, business and workforce disruptions associated with the pandemic; other economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflict in Ukraine; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,600 employees are helping customers in more than 60 countries stay competitive. Kennametal generated $1.8 billion in revenues in fiscal 2021. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2022	2021	2022	2021
Sales	$512,259	$484,658	$1,482,441	$1,325,470
Cost of goods sold	347,639	334,483	1,004,116	948,693
Gross profit	164,620	150,175	478,325	376,777
Operating expense	107,075	108,113	316,423	299,211
Restructuring charges (benefits) and asset impairment charges	947	(822)	(2,323)	26,145
Gain on divestiture	—	—	(1,001)	—
Amortization of intangibles	3,234	3,362	9,751	10,043
Operating income	53,364	39,522	155,475	41,378
Interest expense	6,436	20,928	19,217	39,823
Other income, net	(4,528)	(2,692)	(11,129)	(10,568)
Income before income taxes	51,456	21,286	147,387	12,123
Provision for (benefit from) income taxes	14,578	(1,699)	40,031	(10,252)
Net income	36,878	22,985	107,356	22,375
Less: Net income attributable to noncontrolling interests	1,583	1,364	4,443	3,042
Net income attributable to Kennametal	$35,295	$21,621	$102,913	$19,333
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.42	$0.26	$1.23	$0.23
Diluted earnings per share	$0.42	$0.26	$1.22	$0.23
Basic weighted average shares outstanding	83,084	83,719	83,538	83,539
Diluted weighted average shares outstanding	83,807	84,588	84,268	84,184

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2022	June 30, 2021
ASSETS
Cash and cash equivalents	$99,982	$154,047
Accounts receivable, net	311,635	302,945
Inventories	562,042	476,345
Other current assets	69,582	71,470
Total current assets	1,043,241	1,004,807
Property, plant and equipment, net	1,012,260	1,055,135
Goodwill and other intangible assets, net	381,297	397,656
Other assets	222,715	208,163
Total assets	$2,659,513	$2,665,761
LIABILITIES
Revolving and other lines of credit and notes payable	$28,736	$8,365
Accounts payable	197,687	177,659
Other current liabilities	233,942	251,370
Total current liabilities	460,365	437,394
Long-term debt	593,138	592,108
Other liabilities	244,208	268,054
Total liabilities	1,297,711	1,297,556
KENNAMETAL SHAREHOLDERS’ EQUITY	1,320,125	1,329,608
NONCONTROLLING INTERESTS	41,677	38,597
Total liabilities and equity	$2,659,513	$2,665,761

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2022	2021	2022	2021
Outside Sales:
Metal Cutting	$313,813	$308,144	$910,824	$838,937
Infrastructure	198,446	176,514	571,617	486,533
Total sales	$512,259	$484,658	$1,482,441	$1,325,470
Sales By Geographic Region:
Americas	$250,035	$217,236	$701,633	$591,128
EMEA	152,637	152,557	448,243	412,538
Asia Pacific	109,587	114,865	332,565	321,804
Total sales	$512,259	$484,658	$1,482,441	$1,325,470
Operating income:
Metal Cutting	$30,232	$22,674	$87,292	$12,741
Infrastructure	23,673	18,282	69,680	31,815
Corporate (1)	(541)	(1,434)	(1,497)	(3,178)
Total operating income	$53,364	$39,522	$155,475	$41,378
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended March 31, 2022 include restructuring and related charges, charges related to Russian and Ukrainian operations and differences in projected annual tax rates. Adjustments for the three months ended March 31, 2021 include restructuring and related charges, effects of early debt extinguishment, discrete tax benefits and differences in projected annual tax rates. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the fourth quarter or full fiscal year of 2022 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, adjusted ETR and primary working capital. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, net income attributable to Kennametal, ETR and working capital (defined as current assets less current liabilities), respectively. Primary working capital is defined as accounts receivable, net plus inventories, net minus accounts payable. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED MARCH 31, 2022 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$512,259	$53,364	28.3%	$35,295	$0.42
Reported operating margin		10.4%
Restructuring and related charges	—	3,014	21.0	2,381	0.03
Charges related to Russian and Ukrainian operations(3)	—	1,817	—	1,817	0.02
Differences in projected annual tax rates	—	—	(21.6)	(376)	—
Adjusted results	$512,259	$58,195	27.7%	$39,117	$0.47
Adjusted operating margin		11.4%
(2) Attributable to Kennametal.
(3) During the third quarter of fiscal 2022, the Company ceased operations in Russia. The related charges represent the expected risk of loss related to accounts receivables and the impairment of inventory in connection with the Company's Russian and Ukrainian operations.

THREE MONTHS ENDED MARCH 31, 2022 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$313,813	$30,232	$198,446	$23,673
Reported operating margin		9.6%		11.9%
Restructuring and related charges	—	3,017	—	(3)
Charges related to Russian and Ukrainian operations(3)	—	1,626	—	191
Adjusted results	$313,813	$34,875	$198,446	$23,861
Adjusted operating margin		11.1%		12.0%
(3) During the third quarter of fiscal 2022, the Company ceased operations in Russia. The related charges represent the expected risk of loss related to accounts receivables and the impairment of inventory in connection with the Company's Russian and Ukrainian operations.

THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$484,658	$39,522	(8.0)%	$21,621	$0.26
Reported operating margin		8.2%
Restructuring and related charges	—	2,082	28.6	1,478	0.02
Effects of early debt extinguishment	—	—	48.6	6,438	0.08
Discrete tax benefit	—	—	(43.5)	(9,268)	(0.12)
Differences in projected annual tax rates	—	—	(5.1)	6,869	0.08
Adjusted results	$484,658	$41,604	20.6%	$27,138	$0.32
Adjusted operating margin		8.6%
(2) Attributable to Kennametal.

THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$308,144	$22,674	$176,514	$18,282
Reported operating margin		7.4%		10.4%
Restructuring and related charges	—	2,522	—	(441)
Adjusted results	$308,144	$25,196	$176,514	$17,841
Adjusted operating margin		8.2%		10.1%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended March 31,
(in thousands)	2022	2021
Net cash flow provided by operating activities	$93,023	$139,197
Purchases of property, plant and equipment	(60,151)	(94,066)
Disposals of property, plant and equipment	765	1,216
Free operating cash flow	$33,637	$46,347

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended March 31, 2022	Metal Cutting	Infrastructure	Total
Organic sales growth	5%	12%	8%
Foreign currency exchange effect (4)	(5)	(1)	(4)
Business days effect (5)	2	1	2
Sales growth	2%	12%	6%
(4) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(5) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.